FOR IMMEDIATE RELEASE                                                                                                      August 6, 2012

EXHIBIT 99.1                                                                                                                                    For more information contact:

                                                                                                                                                                Scott Estes (419) 247-2800

                                                                                                                                                                Jay Morgan (419) 247-2800

Health Care REIT, Inc.

Reports Second Quarter Results

Completed $1.1 billion of 2Q12 investments, 2Q12 same store cash NOI increased 4.2%

Increasing 2012 normalized FFO and FAD guidance by 1%

Toledo, Ohio, August 6, 2012…..Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s second quarter ended June 30, 2012.

“Health Care REIT continues to differentiate itself through the consistency of its relationship investment program, as evidenced by $602 million of second quarter investments from existing relationships.  Total investments of $1.1 billion during the quarter brings our total year-to-date investments to $1.9 billion and drives a three cent increase in our 2012 earnings expectations,” commented George L. Chapman, Chairman and Chief Executive Officer of Health Care REIT. “Our ability to source high-quality investments in the seniors housing and MOB sectors has significantly strengthened the quality of our portfolio and increased our private pay percentage.  As we move into the second half of 2012, our investment pipeline remains strong as we continue to execute our business plan.”

Recent Highlights

•         Completed gross new investments totaling $1.1 billion in 2Q12 including $509.5 million with Chartwell Seniors Housing REIT in May

•         Increased 2Q12 same-store cash NOI by 4.2%, including 7.4% growth in our seniors housing operating portfolio

•         Increasing 2012 normalized FFO and FAD guidance by 1%

•         Reported 2Q12 normalized FFO of $0.89 per share, and normalized FAD of $0.79 per share

•         Received $125 million in proceeds on property sales and loan payoffs, generating $32 million in gains in 2Q12

•         Issued $600 million of 4.125% 7-year senior unsecured notes in April

•         Funded $250 million Canadian denominated unsecured term loan (approximately $249 million USD) in July

•         Completed redemptions of $100 million 7.875% Series D and $175 million 7.625% Series F preferred stock in April

•         Completed redemption/conversion of $126 million 4.75% convertible senior unsecured notes due 2026 in 2Q12 and extinguished $229 million of secured debt with a weighted average interest rate of 4.2% year-to-date

•         Announced redemption of $168 million 4.75% convertible senior unsecured notes due 2027 in June

Dividends for Second Quarter 2012  As previously announced, the Board of Directors declared a cash dividend for the quarter ended June 30, 2012 of $0.74 per share, as compared to $0.715 per share for the same period in 2011, representing a 3.5% increase.  The cash dividend will be paid on August 20, 2012 and will be the company’s 165th consecutive quarterly dividend payment.  The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

2Q12 Earnings Release                                                                                                                                                                     August 6, 2012

Second Quarter Investment Highlights

As previously announced, the company completed the acquisition with Chartwell Seniors Housing REIT (TSX:CSH.UN) of 42 seniors housing and care communities in attractive Canadian markets.  Thirty-nine of the properties are owned 50% each by the company and Chartwell. The company wholly owns the remaining three properties. Chartwell will manage the communities under an incentive-based management contract. The portfolio acquisition, comprised primarily of independent living residences, closed on May 1st.  Based on the USD to CAD exchange rate of 0.9879 on April 30th, the company’s share of the purchase price was approximately USD $509.5 million.

During the quarter the company completed $400 million in seniors housing triple-net lease investments at a blended yield of 7.9%.  The investments include acquisitions totaling $330 million at a blended yield of 7.8%, consisting of 14 100% private pay seniors housing facilities with four existing operators for $234 million at a blended yield of 7.3%, and seven skilled nursing/post-acute facilities with Genesis Healthcare for $96 million at a blended yield of 8.9%.  In addition, three development projects totaling $35 million at a blended yield of 8.5% were converted during the quarter and other investments (primarily comprised of capital improvements) totaling $39 million at a blended yield of 8.1% were funded.

During the quarter the company completed $212 million in medical office building investments at a blended yield of 7.3%.  The investments include the acquisition of seven medical office buildings for $200 million and one development conversion.  The seven buildings acquired total 739,000 rentable square feet, for an average size of 105,000 rentable square feet and yield of 7.3%.  Each building is affiliated with a health system and average occupancy is 97.3%.  The development conversion represents a 71,000 rentable square foot building that is affiliated with a health system and 100% leased with a yield of 8.0%.

Outlook for 2012  The company is increasing its 2012 FFO and FAD guidance by 1% to reflect investment and financing activity announced year-to-date.  Normalized FFO has been increased to a range of $3.53 to $3.63 per diluted share from $3.50 to $3.60 per diluted share and normalized FAD has been increased to a range of $3.11 to $3.21 per diluted share from $3.08 to $3.18 per diluted share. Net income attributable to common stockholders has been revised to a range of $1.07 to $1.17 per diluted share from $1.09 to $1.19 per diluted share.  The company continues to expect $300 million of dispositions in 2012 which consist primarily of non-strategic, Medicaid-oriented skilled nursing facilities.

The company’s guidance does not include any additional 2012 investments beyond what has been announced, nor any additional transaction costs, capital transactions, impairments, unanticipated additions to the loan loss reserve or other additional one-time items, including any additional cash payments other than normal monthly rental payments.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.

Conference Call Information  The company has scheduled a conference call on Monday, August 6, 2012 at 10:00 a.m. Eastern Time to discuss its second quarter 2012 results, industry trends, portfolio performance and outlook for 2012. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 20, 2012. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 98945560. To participate in the webcast, log on to www.hcreit.com  15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

2Q12 Earnings Release                                                                                                                                                                     August 6, 2012

Key Performance Indicators
	2Q12	2Q11	Change
Net income (loss) attributable to common
stockholders (NICS) per diluted share	$0.25	$0.39	-36%
Normalized FFO per diluted share	$0.89	$0.90	-1%
Normalized FAD per diluted share	$0.79	$0.80	-1%
Dividends per common share	$0.74	$0.715	3%
Normalized FFO Payout Ratio	83%	79%
Normalized FAD Payout Ratio	94%	89%

Quarterly Earnings
	NICS			FFO			FAD
	2Q12	2Q11	Change	2Q12	2Q11	Change	2Q12	2Q11	Change
Per diluted share	$0.25	$0.39	-36%	$0.73	$0.84	-13%	$0.65	$0.75	-13%
Includes impact of:
Gain (loss) on property sales(1)	$0.15	$0.17
Other items, net(2)	$(0.15)	$(0.06)		$(0.15)	$(0.06)		$(0.15)	$(0.06)
Prepaid/straight-line rent receipts(3)							$0.01	$0.02
Per diluted share - normalized(a)				$0.89	$0.90	-1%	$0.79	$0.80	-1%
(a) Amounts may not sum due to rounding
(1) $32,450,000 and $30,224,000 of gains in 2Q12 and 2Q11, respectively.
(2) See Exhibit 1.
(3) $2,123,000 and $3,102,000 of receipts in 2Q12 and 2Q11, respectively.

Supplemental Reporting Measures  The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings.  Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1.  The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.  The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2012, which is available on the company’s website (www.hcreit.com), for information and reconciliations of additional supplemental reporting measures.

2Q12 Earnings Release                                                                                                                                                                     August 6, 2012

About Health Care REIT, Inc.  Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate.  The company also provides an extensive array of property management and development services.  As of June 30, 2012, the company’s broadly diversified portfolio consisted of 1,010 properties in 46 states and Canada.  More information is available on the company’s website at www.hcreit.com.

Forward-Looking Statements and Risk Factors  This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of facilities; the performance of its operators/tenants and facilities; its ability to enter into agreements with viable new tenants for vacant space or for facilities that the company takes back from financially troubled tenants, if any; its occupancy rates; its ability to acquire, develop and/or manage facilities; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its ability to successfully manage the risks associated with international expansion and operations; its tax status as a real estate investment trust; its critical accounting policies; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, seniors housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s facilities; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s facilities; changes in rules or practices governing the company’s financial reporting; the movement of U.S. and Canadian exchange rates; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q12 Earnings Release                                                                                                                                                                     August 6, 2012

HEALTH CARE REIT, INC.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2012	2011
Assets
Real estate investments:
Land and land improvements	$1,189,280	$983,746
Buildings and improvements	14,057,887	11,497,863
Acquired lease intangibles	524,145	347,662
Real property held for sale, net of accumulated depreciation	193,307	18,202
Construction in progress	170,785	212,161
	16,135,404	13,059,634
Less accumulated depreciation and intangible amortization	(1,369,449)	(968,289)
Net real property owned	14,765,955	12,091,345
Real estate loans receivable(1)	300,000	326,651
Less allowance for losses on loans receivable	-	(1,692)
Net real estate loans receivable	300,000	324,959
Net real estate investments	15,065,955	12,416,304
Other assets:
Investments in unconsolidated entities	460,962	250,933
Goodwill	68,321	51,207
Deferred loan expenses	60,597	48,808
Cash and cash equivalents	204,895	328,758
Restricted cash	79,619	42,497
Receivables and other assets(2)	407,077	342,154
	1,281,471	1,064,357
Total assets	$16,347,426	$13,480,661

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$393,000	$-
Senior unsecured notes	4,910,871	4,429,992
Secured debt	2,299,674	1,889,873
Capital lease obligations	81,955	83,794
Accrued expenses and other liabilities	400,065	325,550
Total liabilities	8,085,565	6,729,209
Redeemable noncontrolling interests	34,068	18,410
Equity:
Preferred stock	1,022,917	1,010,417
Common stock	214,592	177,290
Capital in excess of par value	8,129,913	6,314,692
Treasury stock	(17,272)	(13,493)
Cumulative net income	2,023,769	1,795,448
Cumulative dividends	(3,309,558)	(2,682,479)
Accumulated other comprehensive income	(13,590)	(10,145)
Other equity	7,302	6,460
Total Health Care REIT, Inc. stockholders’ equity	8,058,073	6,598,190
Noncontrolling interests	169,720	134,852
Total equity	8,227,793	6,733,042
Total liabilities and equity	$16,347,426	$13,480,661

(1) Includes non-accrual loan balances of $12,956,000 and $9,287,000 at June 30, 2012 and 2011, respectively.
(2) Includes net straight-line receivable balances of $144,612,000 and $97,769,000 at June 30, 2012 and 2011, respectively.

2Q12 Earnings Release                                                                                                                                                                     August 6, 2012

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2012	2011	2012	2011
	Revenues:
	Rental income	$278,067	$228,246	$541,208	$384,009
	Resident fees and service	165,654	123,149	323,828	194,435
	Interest income	7,879	12,866	16,020	24,575
	Other income	1,482	5,341	3,166	8,165
	Gross revenues	453,082	369,602	884,222	611,184

	Expenses:
	Interest expense	94,968	81,484	186,941	137,613
	Property operating expenses	136,303	99,808	265,572	163,371
	Depreciation and amortization	131,917	107,255	256,821	176,939
	General and administrative expenses	25,870	19,562	53,621	37,276
	Transaction costs	28,691	13,738	34,270	49,803
	Loss (gain) on derivatives	(2,676)	-	(2,121)	-
	Loss (gain) on extinguishment of debt	576	-	576	-
	Provision for loan losses	-	168	-	416
	Total expenses	415,649	322,015	795,680	565,418

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	37,433	47,587	88,542	45,766

	Income tax (expense) benefit	(1,447)	(211)	(2,918)	(340)
	Income (loss) from unconsolidated entities	1,456	971	2,989	2,514
	Income (loss) from continuing operations	37,442	48,347	88,613	47,940

	Discontinued operations:
	Gain (loss) on sales of properties	32,450	30,224	33,219	56,380
	Impairment of assets	-	-	-	(202)
	Income (loss) from discontinued operations, net	6,983	7,637	12,497	13,900
		39,433	37,861	45,716	70,078
	Net income (loss)	76,875	86,208	134,329	118,018
Less:	Preferred dividends	16,719	17,353	35,926	26,033
	Preferred stock redemption charge	6,242	-	6,242	-
	Net income (loss) attributable to noncontrolling interests	(821)	(992)	(1,876)	(1,234)
	Net income (loss) attributable to common stockholders	$54,735	$69,847	$94,037	$93,219

	Average number of common shares outstanding:
	Basic	213,498	176,445	206,612	165,755
	Diluted	215,138	177,488	208,237	166,458

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.26	$0.40	$0.46	$0.56
	Diluted	$0.25	$0.39	$0.45	$0.56

	Common dividends per share	$0.74	$0.715	$1.48	$1.405

2Q12 Earnings Release                                                                                                                                                                     August 6, 2012

Normalizing Items				Exhibit 1
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Transaction costs	$28,691 (1)	$13,738	$34,270	$49,803
Special stock compensation grants	-	-	4,316	-
Loss (gain) on derivatives	(2,676)(2)	-	(2,121)	-
Loss (gain) on extinguishment of debt	576 (3)	-	576	-
Provision for loan losses	-	168	-	416
Held for sale hospital operating expenses(4)	-	264	215	1,093
Non-recurring other income	-	(3,774)	-	(3,774)
Preferred stock redemption charge	6,242 (5)	-	6,242	-
Total	$32,833	$10,396	$43,498	$47,538

Average diluted common shares outstanding	215,138	177,488	208,237	166,458
Net amount per diluted share	$0.15	$0.06	$0.21	$0.29

Notes:	(1) Primarily costs incurred with seniors housing and medical office building acquisitions during the quarter.
(2) Related to a currency hedge executed at time of commitment to Chartwell transaction to lock the exchange rate on the cash portion of the transaction.
(3) Related to redemption of convertible senior unsecured notes and secured debt extinguishments during the quarter.
(4) Represents expenses incurred in connection with a hospital previously classified as held for sale and sold in April 2012.
(5) Related to redemption of Series D and F preferred stock in April 2012.

Funds Available for Distribution Reconciliation				Exhibit 2
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income (loss) attributable to common stockholders	$54,735	$69,847	$94,037	$93,219
Depreciation and amortization(1)	132,963	111,053	260,385	185,821
Impairment of assets	-	-	-	202
Loss (gain) on sales of properties	(32,450)	(30,224)	(33,219)	(56,380)
Noncontrolling interests(2)	(4,569)	(3,975)	(9,059)	(7,812)
Unconsolidated entities(3)	6,641	1,653	7,478	2,845
Gross straight-line rental income	(12,792)	(10,988)	(23,931)	(16,018)
Prepaid/straight-line rent receipts	2,123	3,102	3,138	6,713
Amortization related to above (below) market leases, net	47	(398)	(205)	(1,056)
Non-cash interest expense	2,849	2,698	6,542	6,415
Cap-ex, tenant improvements, lease commissions	(10,647)	(8,924)	(19,233)	(17,065)
Funds available for distribution	138,900	133,844	285,933	196,884
Normalizing items, net(4)	32,833	10,396	43,498	47,538
Prepaid/straight-line rent receipts	(2,123)	(3,102)	(3,138)	(6,713)
Funds available for distribution - normalized	$169,610	$141,138	$326,293	$237,709

Average diluted common shares outstanding	215,138	177,488	208,237	166,458

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.25	$0.39	$0.45	$0.56
Funds available for distribution	$0.65	$0.75	$1.37	$1.18
Funds available for distribution - normalized	$0.79	$0.80	$1.57	$1.43

Normalized FAD Payout Ratio:
Dividends per common share	$0.74	$0.72	$1.48	$1.41
FAD per diluted share - normalized	$0.79	$0.80	$1.57	$1.43
Normalized FAD payout ratio	94%	89%	94%	98%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
	(2) Represents noncontrolling interests' share of net FAD adjustments.
	(3) Represents HCN's share of net FAD adjustments from unconsolidated entities.
	(4) See Exhibit 1.

2Q12 Earnings Release                                                                                                                                                                     August 6, 2012

Funds From Operations Reconciliation				Exhibit 3
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income (loss) attributable to common stockholders	$54,735	$69,847	$94,037	$93,219
Depreciation and amortization(1)	132,963	111,053	260,385	185,821
Impairment of assets	-	-	-	202
Loss (gain) on sales of properties	(32,450)	(30,224)	(33,219)	(56,380)
Noncontrolling interests(2)	(5,190)	(4,487)	(10,179)	(8,647)
Unconsolidated entities(3)	7,873	3,364	10,759	6,391
Funds from operations	157,931	149,553	321,783	220,606
Normalizing items, net(4)	32,833	10,396	43,498	47,538
Funds from operations - normalized	$190,764	$159,949	$365,281	$268,144

Average diluted common shares outstanding	215,138	177,488	208,237	166,458

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.25	$0.39	$0.45	$0.56
Funds from operations	$0.73	$0.84	$1.55	$1.33
Funds from operations - normalized	$0.89	$0.90	$1.75	$1.61

Normalized FFO Payout Ratio:
Dividends per common share	$0.74	$0.72	$1.48	$1.41
FFO per diluted share - normalized	$0.89	$0.90	$1.75	$1.61
Normalized FFO payout ratio	83%	79%	85%	87%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
(2) Represents noncontrolling interests' share of net FFO adjustments.
(3) Represents HCN's share of net FFO adjustments from unconsolidated entities.
(4) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2012				Exhibit 4
(in thousands, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1.09	$1.19	$1.07	$1.17
Loss (gain) on sale of properties	-	-	(0.16)	(0.16)
Depreciation and amortization(1)	2.36	2.36	2.42	2.42
Funds from operations	3.45	3.55	3.33	3.43
Normalizing items, net(2)	0.05	0.05	0.20	0.20
Funds from operations - normalized	$3.50	$3.60	$3.53	$3.63

FAD Reconciliation:
Net income attributable to common stockholders	$1.09	$1.19	$1.07	$1.17
Loss (gain) on sale of properties	-	-	(0.16)	(0.16)
Depreciation and amortization(1)	2.36	2.36	2.42	2.42
Net straight-line rent and above/below amortization(1)	(0.22)	(0.22)	(0.22)	(0.22)
Non-cash interest expense(1)	0.06	0.06	0.06	0.06
Cap-ex, tenant improvements, lease commissions(1)	(0.26)	(0.26)	(0.25)	(0.25)
Funds available for distribution	3.03	3.13	2.92	3.02
Normalizing items, net(2)	0.05	0.05	0.20	0.20
Funds available for distribution - normalized	$3.08	$3.18	$3.11	$3.21

Notes:	(1) Amounts presented net of noncontrolling interests' share and HCN's share of unconsolidated entities.
(2) See Exhibit 1.